As filed with the Securities and Exchange Commission on April 8, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Vicor Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-2903491
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2300 NW Corporate Blvd., Suite 123, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)
Vicor Technologies, Inc.
2008 Stock Incentive Plan
(Full Title of the Plan)
David H. Fater
Chief Executive Officer
2300 Corporate Blvd., Suite 123
Boca Raton, Florida 33431
(Name and Address of agent for service)
(561) 995-7313
(Telephone number, including area code, of agent for service)
With a copy to:
Leonard H. Bloom, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class of			Proposed Maximum	Amount of
Securities to be	Amount to be	Proposed Maximum Offering	Aggregate Offering	Registration
Registered	Registered	Price Per Share	Price	Fee
Common Stock, par value $.0001 per share	5,000,000	$0.68(1)	$3,400,000(1)(2)	$189.72 (1)

[1]	Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant’s common stock reported on the Over-the-Counter Bulletin Board on April 1, 2009, and the maximum number of shares of common stock currently issuable pursuant to the Vicor Technologies, Inc. 2008 Stock Incentive Plan (the “Plan”).

[2]	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions
This registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by Vicor Technologies, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 31, 2009;

2)	The Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2009 and January 26, 2009; and

3)	The Company’s description of its common stock contained in its Registration Statement on Form 10-SB, filed with the Commission on August 3, 2005, as amended on Form 10-SB/A filed with the Commission on August 29, 2005.
In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
The Company’s Bylaws provides that we shall indemnify, to the fullest extent permitted by applicable law, which is Section 145 of the Delaware General Corporation Law (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was our director or officer, against all expense (including attorney’s fees), loss or liability reasonably incurred or suffered in connection therewith.
Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. As of the date of this filing under the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.
The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.

10.1	Vicor Technologies, Inc. 2008 Stock Incentive Plan (incorporated by reference to Annex A attached to the Company’s definitive proxy statement filed with the Commission on May 16, 2008)

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Daszkal Bolton LLP.
Item 9. Undertakings.
The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Republic Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on April 8, 2009.

VICOR TECHNOLOGIES, INC.
By:	/s/ David H. Fater
	Name:	David H. Fater
	Title:	Chief Executive Officer and Director (principal executive officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ DAVID H. FATER	Chief Executive Officer and Director

David H. Fater	(principal executive officer)	April 8, 2009

/s/ THOMAS J. BOHANNON	Chief Accounting Officer

Thomas J. Bohannon	(principal accounting officer)	April 8, 2009

/s/ JAMES E. SKINNER Ph.D.	Director of Grant Research and Director

James E. Skinner Ph.D.		April 8, 2009

/s/ JERRY M. ANCHIN Ph.D.	Vice President and Director of Research &

Jerry M. Anchin Ph.D.	Development and Director	April 8, 2009

/s/ EDWARD WIESMEIER M.D.	Director

Edward Wiesmeier M.D.		April 8, 2009

/s/ FREDRICK M. HUDSON	Director

Fredrick M. Hudson		April 8, 2009

/s/JOSEPH A. FRANCHETTI	Director

Joseph A. Franchetti		April 8, 2009

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.

10.1	Vicor Technologies, Inc. 2008 Stock Incentive Plan.

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Daszkal Bolton LLP.

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